[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

April 13, 2015

BlackRock MuniYield Pennsylvania Quality Fund
100 Bellevue Parkway
Wilmington, Delaware 19809

Re:	BlackRock MuniYield Pennsylvania Quality Fund —
Registration Statement on Form N-14

Ladies and Gentlemen:

We have acted as special counsel to BlackRock MuniYield Pennsylvania Quality Fund, a voluntary association with transferable shares organized and existing under and by virtue of the laws of the Commonwealth of Massachusetts (commonly referred to as a "Massachusetts business trust")("Acquiring Fund"), in connection with the issuance of the Acquiring Fund's common shares of beneficial interest, par value $0.10 per share (the "Shares"), pursuant to the Agreement and Plan of Reorganization (the "Agreement), dated as of January 21, 2015, by and between the Acquiring Fund and The BlackRock Pennsylvania Strategic Municipal Trust, a Delaware statutory trust (the "Target Fund").

This opinion is being furnished in accordance with the requirements of Item 16 of the Form N-14 Registration Statement under the Securities Act of 1933, as amended (the "Securities Act").

In connection with this opinion, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of:

(i)           the notification of registration on Form N-8A (File No. 811-07136) of the Acquiring Fund filed with the Securities and Exchange Commission (the "Commission") under the Investment Company Act of 1940 Act, as amended, on August 28, 1992;

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April 13, 2015

(ii)           the Registration Statement on Form N-14 (File Nos. 333-200862 and 811-07136) of the Acquiring Fund relating to the issuance of the Shares, filed with the Commission on December 11, 2014 under the Securities Act, and Pre-Effective Amendment No. 1 thereto filed with the Commission on January 21, 2015 under the Securities Act (such Registration Statement, as so amended and proposed to be amended, being hereinafter referred to as the "Registration Statement");

(iii)           the combined proxy statement/prospectus and statement of additional information, each dated January 21, 2015, relating to the offering of the Shares, in the form filed with the Commission pursuant to Rule 497 of the General Rules and Regulations under the Securities Act;

(iv)           a copy of the Declaration of Trust of the Acquiring Fund, as filed with the Secretary of the Commonwealth of Massachusetts on August 26, 1992, and all amendments and supplements thereto (as so amended and supplemented, the “Declaration of Trust”), as certified by the Secretary of the Acquiring Fund;

(v)           a copy of the Acquiring Fund's By-Laws, as amended and currently in effect (the "By-Laws", and together with the Declaration of Trust, the "Governing Documents"), as certified by the Secretary of the Acquiring Fund;

(vi)           a copy of the executed Agreement, as certified by the Secretary of the Acquiring Fund;

(vii)           a copy of certain resolutions adopted by the Board of Trustees of the Acquiring Fund, adopted on December 5, 2014, relating to the Agreement, and authorizing the issuance of the Shares pursuant to the Agreement, the filing of the Registration Statement and any amendments thereto and related matters, as certified by the Secretary of the Acquiring Fund;

(viii)           a copy of the minutes of the joint special meeting of shareholders of the Acquiring Fund and the Target Fund held on March 12, 2015, relating to the approval of the Agreement and the transactions contemplated thereby, certified by the Secretary of the Acquiring Fund; and

(ix)           a copy of a certificate, dated March 25, 2015, and a bringdown verification thereof, dated the date hereof, from the Secretary of the Commonwealth of Massachusetts with respect to the Fund's legal existence with the office of the Secretary of the Commonwealth of Massachusetts (the "Massachusetts Certificates").

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Acquiring Fund and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Acquiring Fund and

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April 13, 2015

others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below.

In our examination, we have assumed the genuineness of all signatures including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of documents executed or to be executed, we have assumed that the parties thereto, other than the Acquiring Fund, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.  As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Acquiring Fund and others and of public officials.

We do not express any opinion with respect to the laws of any jurisdiction other than the laws of the Commonwealth of Massachusetts.

In addition, in rendering the opinion stated herein, we have further assumed that:

(a)           the Governing Documents are in full force and effect and have not been amended;

(b)           the Governing Documents are the only instruments or agreements creating the Acquiring Fund and providing for the governance of the affairs of the Acquiring Fund and the conduct of its business, and we do not express any opinion with respect to the effect of any other instrument or agreement as to the affairs of the Acquiring Fund and the conduct of its business;

(c)           neither the execution and delivery by the Acquiring Fund of the documents examined by us nor the performance by the Acquiring Fund of its obligations under each of the documents examined by us, including the issuance of the Shares: (i) constitutes or will constitute a violation of, or a default under, any lease, indenture, instrument or other agreement to which the Acquiring Fund or its property is subject, (ii) contravenes or will contravene any order or decree of any governmental authority to which the Acquiring Fund or its property is subject, (iii) violates or will violate any law, rule or regulation to which the Acquiring Fund or its property is subject or (iv) requires the consent, approval, licensing or authorization of, or any filing, recording or registration with, any governmental authority under any law, rule or regulation of any jurisdiction;

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April 13, 2015

(d)           any amendment or restatement of any document reviewed by us has been accomplished in accordance with, and was permitted by, the relevant provisions of said document prior to its amendment or restatement from time to time;

(e)           all conditions precedent contained in Section 8 of the Agreement, which conditions require the delivery of documents, evidence or other items satisfactory in form, scope and/or substance to the Target Fund or the satisfaction of which is otherwise in the discretion or control of the Target Fund, have been, or contemporaneously with the delivery hereof will be, fully satisfied or waived; and

(f)           the payment of consideration in respect of the Shares, and the application of such consideration, as provided in the Governing Documents and the Agreement, as applicable, the satisfaction of all conditions precedent to the issuance of Shares pursuant to the Agreement, and compliance with all other terms, conditions and restrictions set forth in the Agreement and the Governing Documents, as applicable, in connection with the issuance of Shares have occurred.

Based upon and subject to the foregoing, we are of the opinion that when the Shares have been duly issued and delivered to shareholders of the Target Fund in accordance with the terms of the Agreement and entered into the share record books of the Acquiring Fund, the issuance of the Shares will have been duly authorized by all requisite trust action on the part of the Acquiring Fund under the laws of the Commonwealth of Massachusetts, and the Shares will be validly issued, fully paid, free and clear of any preemptive rights or any similar rights arising under the laws of the Commonwealth of Massachusetts and, subject to the following, nonassessable.

Pursuant to certain decisions of the Supreme Judicial Court of Massachusetts, shareholders of a Massachusetts business trust may, under certain circumstances, be held personally liable as partners for the obligations of the trust.  Even if the Acquiring Fund were held to be a partnership, however, the possibility of the holders of the Shares incurring personal liability for financial loss appears remote because (i) Article V, section 5.1 of the Declaration of Trust contains an express disclaimer of liability for shareholders in connection with the property of the Acquiring Fund or the acts, obligations or affairs of the Acquiring Fund, (ii) Article V, section 5.5 of the Declaration of Trust requires that every written obligation, contract, instrument, certificate, share or other security or undertaking made or issued by or on behalf of the Acquiring Fund contain a recitation to the effect that the shareholders shall not personally be bound by or liable thereunder and (iii) Article V, section 5.1 of the Declaration of Trust provides that the Acquiring Fund shall indemnify and hold each shareholder harmless from and against all claims and liabilities to which such shareholder may become subject by reason of his being or having been a shareholder.

BlackRock MuniYield Pennsylvania Quality Fund
April 13, 2015

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

Very truly yours, /s/ Skadden, Arps, Slate, Meagher & Flom LLP